EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

July 23, 2026

Morgan Stanley Portfolios, Series 89

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 6E Fl

New York, New York 10286

Re:       Morgan Stanley Portfolios, Series 89

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-295295 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ MICHAEL B. WEINER

Executive Director